UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2025

LPL Financial Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34963	20-3717839
(State or other jurisdictions of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4707 Executive Drive, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(800) 877-7210

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - par value $0.001 per share	LPLA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on May 3, 2025, Althea Brown submitted her resignation as the Chief Legal Officer and Corporate Secretary of LPL Financial Holdings Inc. (the “Company”).

On July 2, 2025, the Company entered into a Consulting Agreement (the “Consulting Agreement”) with Ms. Brown pursuant to which she agreed to provide certain consulting services to the Company, including supporting the transition of her responsibilities as the Company’s chief legal officer to her interim successor, until September 20, 2025 (the “Term”). Under the terms of the Consulting Agreement, Ms. Brown’s obligation to repay approximately $270,000 related to her sign-on bonus and reimbursed relocation expenses pursuant to her offer letter from the Company will be waived. In addition, as a result of Ms. Brown’s continuing service relationship with the Company under the terms of the Consulting Agreement, her previously issued and outstanding restricted stock units will continue to vest according to their terms for the duration of the Term. The Consulting Agreement also contains a general release of claims by Ms. Brown with respect to claims against the Company.

A copy of the Consulting Agreement is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Consulting Agreement, dated July 2, 2025, between Althea Brown and LPL Financial LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LPL FINANCIAL HOLDINGS INC.

By:	/s/ Robert S. Hatfield III
	Name:	Robert S. Hatfield III
	Title:	Secretary

Dated: July 3, 2025